EXHIBIT 10.1

October 30, 2007

Ms. Jill Richling

16331 Content Circle

Huntington Beach, CA 92649

Dear Ms. Richling:

Autobytel Inc. (the “Company”) and Jill Richling, Vice President and Controller (“Employee”), hereby agree as follows:

The Company shall employ Employee, and Employee shall be employed by the Company, as Vice President and Controller through and including the date the Company files its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

Thereafter and through February 11, 2008, the Company shall employ Employee, and Employee shall be employed by the Company, as Vice President, Finance. The Company and Employee agree to enter into the Confidential Separation Agreement and Release of Claims attached hereto as Exhibit A on February 11, 2008.

The provisions of this letter are severable which means that if any part of this letter is legally unenforceable, the other provisions shall remain fully valid and enforceable. This letter sets forth our complete understanding regarding the matters addressed herein and supersedes all previous agreements or understandings between Employee and the Company, whether written or oral, including the letter agreement between the Company and Employee, dated September 21, 2005.

No modification, waiver, amendment, discharge or change of this letter, shall be valid unless the same is in writing and signed by the party against whom enforcement of such modification, waiver, amendment, discharge, or change is sought.

Any controversy or claim arising out of, or related to, this letter, or the breach thereof, shall be settled by binding arbitration in the City of Irvine, California, in accordance with the rules then in effect of the American Arbitration Association, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this letter, or the breach thereof.

This letter shall be construed and enforced in accordance with the laws of the State of California.

Please execute a copy of this letter confirming your acceptance of and agreement with the foregoing.

Sincerely,

/s/ Lorna Larson
Lorna Larson
VP, Human Resources

AGREED AND ACCEPTED:

This 30 day of October, 2007.

/s/ Jill Richling
Jill Richling

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS

It is hereby agreed by and between you, Jill Richling (“you”), and Autobytel Inc. (the “Company”), as follows:

1. Separation of Employment. You acknowledge that your employment with the Company will end by mutual agreement effective February 11, 2008 (the “Separation Date”), that you will perform no further duties, functions or services for the Company subsequent to that date, and that your last day of employment in that position with the Company is February 11, 2008.

2. Payment of Moneys Owed. You acknowledge and agree that you have received all compensation due you to date from the Company as a result of your employment with the Company and your separation from employment. You represent, acknowledge and agree that the Company owes you no additional wages, commissions, bonuses, vacation pay, severance pay, expenses, fees, or other compensation or payments of any kind or nature, other than as provided in this Confidential Separation Agreement and Release of Claims (“Agreement”). Group health benefits for which you currently are eligible will remain in effect for you to and through February 11, 2008. You may be eligible for additional group health benefit continuation, as provided in paragraph 3 below. Your accrual of, and eligibility for, vacation, sick leave, holiday pay, and any other employee benefits and privileges will cease on the Separation Date, except as otherwise provided in this Agreement. You will be entitled to any rights guaranteed by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Except as otherwise provided in this Agreement, premium and other payments required for any further continued health insurance coverage after August 10, 2008, in accordance with COBRA, shall be your sole responsibility

3. Consideration. In exchange for your promises in this Agreement and in full and final settlement of any and all claims as set forth in this Agreement, the Company will provide you with the following within the time specified herein:

(a) six (6) months of severance pay, calculated on your regular base salary, paid in a lump sum, as a special payment not otherwise owed to you, in the total gross amount of Ninety Five Thousand Dollars and Four Cents ($95,000.04) less applicable federal, state, and local taxes, and any other appropriate payroll deductions (the “Severance Payment”). The MBO portion of the annual bonus that is related to your individual performance for 2007 in the amount of Twenty-Three Thousand Seven Hundred Fifty Dollars and One Cent ($23,750.01) less applicable federal, state, and local taxes, and any other appropriate payroll deductions (the “2007 MBO Bonus Payment”).

(b) The Severance Payment and the 2007 MBO Bonus Payment provided for in this paragraph will be made within 10 days of receipt of your signed Agreement by the Vice President of Human Resources, Autobytel Inc., 18872 MacArthur Blvd., Irvine, California 92612-1400, and following your separation from employment on February 11, 2008.

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(c) The Company will also pay for the cost of your COBRA coverage for medical, dental and vision beginning February 11, 2008 for six (6) months or through August 10, 2008. After August 10, 2008, you will be responsible for continuing the COBRA coverage on your own.

(d) The Company will provide you with an outplacement services package with our designated provider for six months at the termination of your employment as a Vice President, Finance. The total cost of the outplacement services package is not to exceed of Ten Thousand Dollars ($10,000). The outplacement services set forth in this paragraph 3(c) shall be payable only if your employment is not terminated for cause (as defined below). The arrangements for outplacement services will be made by the Human Resources Department of the Company within 10 days of the Separation Date. For purposes of your eligibility for outplacement services in accordance with this paragraph (c), termination for “cause” as used herein includes any one of the following: (i) your misconduct; or (ii) your failure to substantially perform your duties; or (iii) your willful action, or failure to act, that results, or is expected to result, in financial injury to the Company, however, no act or failure to act on your part shall be considered “willful” if done, or omitted to be done, by you in good faith and with a reasonable belief that your action or omission was in the best interest of the Company; or (iv) your conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company; or (v) your violation of Company policies of a serious nature, examples of which include but are not limited to: violation of internal controls, theft of Company or coworker property, discrimination or harassment based upon race, color, gender, age, national origin, sexual orientation, disability, medical condition, marital status, veteran status, or religion; theft; falsification of Company records; being under the influence of alcohol or under the influence or in possession of illegal drugs or controlled substances on Company property or while performing Company business; possession of fire arms or other weapons or explosives on Company property or while performing Company business; or similar serious violations of Company policies.

(e) The Company agrees to pay you that portion of your annual 2007 bonus attributable to achievement of overall Company wide financial objectives as approved by the Board of Directors or compensation committee thereof for the entire Company less applicable federal, state, and local taxes, and any other appropriate payroll deductions (the “Bonus Company Payment”). The Bonus Company Payment will be paid to you on the date the 2007 bonuses are paid to all employees.

(f) The Company will not contest your unemployment claim, should you choose to make one at the termination of our employment relationship.

4. Acknowledgment of Consideration. You acknowledge that the payment described in paragraph 3 above represents an amount above and beyond that to which you would be entitled if you did not enter into this Agreement.

5. Return of Company Property. You represent and warrant that you have returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), and all other materials or other things in your possession, custody, or control

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which are the property of the Company, including, but not limited to, Company identification, any Company documents, materials, keys, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to your employment, or obtained or created in the course of your employment with the Company.

6. Company Documents and Information. You hereby represent that, other than those materials you have returned to the Company pursuant to Paragraph 5 of this Agreement, you have not copied or caused to be copied, and have not printed-out or caused to be printed-out, any software, computer disks, or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company. You further represent that you have not retained in your possession, custody or control, any software, documents or other materials in machine or other readable form, which are the property of the Company, originated with the Company, or were obtained or created in the course of or relate to your employment with the Company.

7. Confidential Information. You shall keep confidential, and shall not hereafter use or disclose to any person firm, corporation, governmental agency, or other entity, in whole or in part, at any time in the future, any trade secret, proprietary information, or confidential information of the Company, including, but not limited to, information relating to trade secrets, processes, methods, pricing strategies, customer lists, marketing plans, product introductions, advertising or promotional programs, sales, financial results, financial records and reports, regulatory matters and compliance, and other confidential matters. These obligations are in addition to the obligations set forth in the Employee Confidentiality Agreement dated September 21, 2005 between the Company and you which shall remain binding on you.

8. Confidentiality. You agree that you have not and will not at any time reveal to anyone, including any former, present or future employee of the Company, the fact, amount, or the terms of this Agreement, except to your immediate family, legal counsel and financial advisor, or as required by law. The Company may disclose the terms of this Agreement and file this Agreement as an exhibit to its public filings if it is required to do so under applicable law or as necessary for compliance purposes.

9. Complete Release. In consideration for the payment provided for in paragraph 3, and notwithstanding the provisions of Section 1542 of the Civil Code of California, you unconditionally release and forever discharge the Company, and the Company’s current, former, and future controlling shareholders, subsidiaries, affiliates, related companies, predecessor companies, divisions, directors, trustees, officers, employees, agents, attorneys, successors, and assigns (and the current, former, and future controlling shareholders, directors, trustees, officers, employees, agents, and attorneys of such subsidiaries, affiliates, related companies, predecessor companies, and divisions) (hereafter referred to as “Releasees”), from any and all claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Agreement, including, but not limited to, claims that arise out of or in any way relate to your employment or your separation from employment with the Company.

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You acknowledge and agree that this general release includes, but is not limited to, any claims for salary, bonuses, compensation (except as specified in this Agreement), wages, penalties, premiums, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended; any claims of sexual harassment or discrimination based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, harassment, retaliation, citizenship status, pregnancy, leave of absence, medical condition or disability, or any other protected status, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the California Fair Employment and Housing Act, the California Family Rights Act, the Family and Medical Leave Act, the California Constitution, or any other federal, state, or local law prohibiting discrimination in employment; any claims based on the California Labor Code, the California Industrial Welfare Commission Wage Orders, the California Government Code, the Worker Adjustment and Retraining Notification Act, or any federal, state or other governmental statute, regulation or ordinance; whistleblower claims, claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment-related tort; and any claims for costs, fees, or other expenses, including attorneys’ fees. You expressly understand that among the various rights and claims being released by you in this Agreement are those arising under the Age Discrimination in Employment Act (“ADEA”), and in that regard you specifically acknowledge that you have read and understand the provisions of paragraphs 13 and 14 below before signing this Agreement.

10. Release of Unknown Claims. For the purpose of implementing a full and complete release, you expressly acknowledge that this Agreement resolves all legal claims you may have against the Company and the other Releasees as of the date of this Agreement, including but not limited to claims that you did not know or suspect to exist in your favor at the time of the effective date of this Agreement, despite the fact that California Civil Code Section 1542 or other applicable state law may provide otherwise. You expressly waive any and all rights, which you may have under the provisions of Section 1542 of the California Civil Code or any similar state or federal statute. Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

11. Covenant Not to Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the general release of claims contained in paragraph 9 above. Besides waiving and releasing the claims covered by paragraph 9 above, you represent and warrant that you have not filed, and agree that you will not file, or cause to be filed, any judicial complaint or lawsuit involving any claims you have released in paragraph 9, and you agree to withdraw any judicial complaints or lawsuits you have filed, or that were filed on your behalf, prior to the effective date of this Agreement. Notwithstanding this covenant not to sue, you may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the

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ADEA. You agree and acknowledge that if you sue the Company or any other Releasee in violation of this Agreement, then each party shall pay their own legal expenses, including reasonable attorneys’ fees, incurred by any Releasee in defending against your suit. Alternatively, if you sue the Company in violation of this Agreement, you may, at the Company’s option, be required to return all monies paid to you pursuant to this Agreement, except for $1,000.00.

12. Exclusions. Excluded from this Agreement are any claims or rights which cannot be waived by law, including the right to file a charge of discrimination with, or participate in an investigation conducted by, an administrative agency. You are waiving, however, your right to any monetary recovery or other relief in connection with such a charge.

13. Agreement is Voluntary. You acknowledge that you have, by this Agreement, been advised in writing to consult with an attorney before you sign this Agreement. You understand that you have twenty-one (21) days within which to decide whether to sign this Agreement, although you may sign this Agreement at any time within the twenty-one (21) day period. If you do sign it, you also understand that you will have an additional 7 days after you sign to change your mind and revoke this Agreement, in which case a written notice of revocation must be delivered to the Vice President Human Resources, Autobytel Inc., 18872 MacArthur Blvd., Irvine, California 92612-1400, on or before the seventh (7th) day after your execution of this Agreement. You understand that this Agreement will not become effective until after that seven (7) day period has passed.

14. Voluntary Agreement. You acknowledge that you are signing this Agreement knowingly and voluntarily and intend to be bound legally by its terms.

15. Nondisparagement. You agree on behalf of yourself and your representatives and agents, that neither you nor any of them will make any disparaging or defamatory comments to any third party concerning the Company, concerning its officers, directors, employees or agents, or concerning its methods of doing business or employment practices.

16. Binding Agreement. This Agreement shall be binding upon you and your heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Releasees and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.

17. Nonsolicitation. For a period of one (1) year immediately after termination of your employment with Company, you agree that you will not interfere with Company’s business by soliciting an employee to leave Company’s employ, by inducing a consultant to sever the consultant’s relationship with Company, or by using confidential or proprietary Company information to solicit business from any of Company’s customers or clients.

18. Entire Agreement. You hereby acknowledge that no promise or inducement has been offered to you, except as expressly stated above, and you are relying upon none. This Agreement represents the entire agreement between you and the Company regarding the subject matter covered herein, and supersedes any other written or oral understandings between the parties pertaining to the subject matter hereof and may not be amended or modified orally.

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19. Future Employment. You agree not to seek employment or reinstatement with the Company. You agree that the Company has no obligation to employ you or offer you employment in the future and you shall have no recourse against the Company if it refuses to employ you or offer you employment. Notwithstanding the foregoing, the Company has the right to offer to re-employ you in the future if, in its sole discretion, it chooses to do so.

20. On-The-Job Injury. You certify that you have not experienced a job-related illness or injury for which you have not already filed a claim.

21. Severability. The provisions of this Agreement are divisible. If any provision of this Agreement shall be deemed invalid or unenforceable, that finding shall not affect the applicability, validity and/or enforceability of any other provision of this Agreement, and any such invalid or unenforceable provision shall be either deemed not to be part of this Agreement, or if possible, such invalid or unenforceable provision shall be amended to the extent necessary to render it valid and enforceable to the fullest extent permissible.

22. Non-Admission of Liability. This Agreement does not constitute an admission that the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.

23. Governing Law. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed under the law of that state. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.

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24. Captions. The captions and headings contained in this Agreement are for convenience only and shall not control the meaning, effect, or construction of this Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: February 11, 2008
Jill Richling

Dated: February 11, 2008	AUTOBYTEL INC.

By:
Lorna Larson
Vice President Human Resources

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